EXHIBIT 3.3

                                   EXHIBIT 3.3
                              ARTICLES OF AMENDMENT
                                     TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             SAC TECHNOLOGIES, INC.


         The undersigned, desiring to amend the Amended and Restated Articles of Incorporation of SAC Technologies, Inc., a Minnesota corporation, pursuant to Minnesota Statutes Chapter 302A, DOES HEREBY CERTIFY:

         FIRST:   The name of the Corporation is SAC Technologies, Inc.

         SECOND: The following amendment to the Amended and Restated Articles of Incorporation of SAC Technologies, Inc. was adopted:

                  "3.2 The Corporation is authorized to issue capital stock to the extent of: five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The board of directors of the Corporation shall have the authority to issue shares of Preferred Stock in series and to fix by resolution the designations, powers, preferences, rights and the qualifications, limitations, or restrictions in respect of any such series."

         THIRD: That the aforesaid amendment has been approved in accordance with the Minnesota Statutes Chapter 302A.

         FOURTH: That this amendment shall become effective upon the filing of these Articles of Amendment with the Secretary of State of the State of Minnesota.

         I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath.

                                       SAC TECHNOLOGIES, INC.



                                       By:  /s/ Barry M. Wendt
                                            ------------------------------------
                                                Barry M. Wendt
                                                Chief Executive Officer